Exhibit 10.34

McMoRan EXPLORATION CO.
DIRECTOR COMPENSATION

Cash Compensation

Each non-management director and advisory director of McMoRan Exploration Co. receives an annual fee of $40,000 for serving on the board.  Committee chairs receive an additional annual fee as follows:  Audit Committee, $12,000; all other committees, $6,000.

Each director receives a fee of $1,500 for attending each board meeting.  Each non-management director and each advisory director also receives a fee of $1,500 for attending each committee meeting (for which he is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Equity-Based Compensation; Deferrals

The company provides equity compensation to our non-management directors and advisory directors through two incentive plans, both of which were approved by our stockholders.  Under the plans, each non-management director and advisory director receives an annual grant of options to acquire 3,500 shares of our common stock on June 1st of each year.  In addition, the nominating and corporate governance committee is authorized to make additional equity grants to our non-management directors and advisory directors at its discretion.  Pursuant to this authority, the committee has granted each non-management director and advisory director options to acquire an additional 1,500 shares of our common stock and 2,500 restricted stock units.  These grants will also be made on June 1st of each year, unless the committee determines otherwise.  The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.  The restricted stock units also vest ratably over the first four anniversaries of the grant date.

In addition, our non-management directors and advisory directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date.  The non-management directors and advisory directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.